As filed with the Securities and Exchange Commission on May 11, 2004
                       Registration Number 333-111296
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                FORM SB-2/A

                      Post Effective Amendment No. 2
                                     to
                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933




                         Rascals International, Inc.
               ----------------------------------------------
               (Name of Small Business Issuer in its Charter)

       Delaware                      7900                 84-1195628
   ---------------------------------------------------------------------
   (State or other Jurisdiction of   (Primary Standard  (I.R.S. Employer
    Incorporation of Organization     Industrial         Identification
                                      Classification     Number)
                                      Code Number)


                        EDUARDO RODRIGUEZ, CHAIRMAN
                         Rascals International, Inc.
                           501 Bloomfield Avenue
                            Montclair, NJ 07042
                              (973) 233-1233

      (Address and telephone number of Registrant's principal executive offices,
       principal place of business, and agent for service of process.)
                     _________________________________

                                  Copy to


                            ROBERT BRANTL, ESQ.
                            322 Fourth Street
                            Brooklyn, NY 11215
                            Attorney for Issuer
                         (718) 768-6045
                     _________________________________

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE


                                 Proposed      Proposed
Title of Each                    Maximum       Maximum
Class of           Amount        Offering      Aggregate     Amount of
Securities To      To Be         Price Per     Offering      Registration
Be Registered      Registered    Share (3)     Price (3)     Fee
---------------------------------------------------------------------------
Common Stock,
 $.001 par
 value            51,532,076(1)   $0.215       $11,079,397    $  896.33


Common Stock,
$.001 par
value             13,034,582(2)   $0.17        $ 2,215,879    $  280.76
                                                               --------

                                                Total Fee:    $1,177.09
                                                               ========

(1)  The amount registered with the initial filing is the sum of
     (a) 4,071,231 shares to be offered by the Selling Shareholders and (b) 47,460,845 shares which would be issued to Cornell Capital Partners if all shares that may be put to Cornell Capital Partners under the Equity Line of Credit Agreement were put to it at a purchase price based on the closing bid price on December 15, 2003.

(2) The additional shares registered with Post-Effective Amendment #1 were additional shares that may be put to Cornell Capital Partners under the Equity Line of Credit Agreement if they were put to it at a purchase price based on the closing bid price on February 6, 2004.

(3) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), a registration fee of $896.33 was paid on December 17, 2003 based upon $.215, the closing price of the Common Stock reported on the OTC Bulletin Board on December 15, 2003. Pursuant to Rule 457(c), a additional registration fee of $280.76 was paid with Post-Effective Amendment #1 based upon $.17, the closing price of the Common Stock reported on the OTC Bulletin Board on February 6, 2004.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                        RASCALS INTERNATIONAL, INC.

                               Common Stock
                             4,071,231 Shares

     Eight shareholders of Rascals International, Inc. are offering shares of Rascals common stock to the public by means of this prospectus.

     Rascals' common stock is quoted on the OTC Bulletin Board under the trading symbol "RSCA.OB."

     The eight shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Rascals common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     Purchase of Rascals common stock involves substantial risk. Please see "Risk Factors," which begins on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is May   , 2003

                             TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-3-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-4-

YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS .. . . . . .-8-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-8-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-8-
     Market for the Common Stock . . . . . . . . . . . . . . .-9-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -10-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -15-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -21-
     Executive Compensation. . . . . . . . . . . . . . . . . -22-
     Other Transactions Between Rascals and its Management . -25-
     Limitation of Liability and Indemnification . . . . . . -28-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -28-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -29-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -32-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -33-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -34-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -34-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -35-


                           PROSPECTUS SUMMARY

Rascals International, Inc.

     Rascals International, Inc. is a Delaware corporation. Rascals is engaged in the business of owning and/or operating comedy clubs. One of its current comedy clubs and one which is under construction are integrated into restaurants that Rascals operates. The rest of Rascals comedy clubs are located in hotels or entertainment venues. Rascals also owns a library of comedic performances recorded in its clubs. Rascals licenses this library to distributors for replay or reprint.

     The executive offices of Rascals are located at 501 Bloomfield Avenue, Montclair, NJ 07042. Our telephone number is 973-233-1233.

The Selling Shareholders

     Eight shareholders are using this prospectus to sell shares of Rascals common stock to the public. They acquired the shares directly from Rascals. Rascals issued shares to five of them in satisfaction of debts. Rascals issued shares to the other three of them to compensate them for their services in connection with the negotiation and execution of an Equity Line of Credit Agreement between Rascals and Cornell Capital Partners, L.P. Cornell Capital Partners will also use this prospectus to resell to the public shares that it may purchase from Rascals from time to time pursuant to the terms of the Equity Line of Credit Agreement.

Outstanding Shares

     Rascals has issued only one class of stock: its common stock. On the date of this prospectus there were 21,228,753 shares of common stock outstanding. There are no significant options, warrants or securities convertible into Rascals common stock outstanding.

Summary Financial Information

     We have derived the information in this table from the financial statements that are at the end of this prospectus.










        Statement of             Year Ended      Year Ended
        Operations                12/31/03        12/31/02
                                ------------    -------------
        Net Sales                $ 2,352,800     $ 4,375,194

        Cost and Expenses          2,066,330       3,788,028
                                  ----------      ----------
        Gross Profit                 286,470         587,166

        G & A Expense              4,516,276       1,986,530
                                  ----------      ----------
        Net (Loss)                (4,471,617)     (1,417,089)
                                  ==========      ==========

        Net (Loss) Per Share     $    ( 1.51)    $    (27.07)
                                  ==========      ==========

        Weighted Average # of
         Shares Outstanding        2,953,237          52,359



        Balance Sheet Data          12/31/03

        Working Capital/
         (Deficit)               $(1,333,184)

        Total Assets               1,940,421

        Shareholders' Equity/
         (Deficit)                  (480,486)






                                RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

             I.  Risks attendant to our business

     We may not become profitable.

     Rascals International has incurred substantial operating losses during the past three years. In order to achieve profitability it will be necessary that we either expand operations to a point sufficient to cover overhead or establish new sources of revenue. Failing such developments, it is likely that we will continue to sustain net losses.


     We may be unable to satisfy our current debts.

     Primarily as a result of the operating losses experienced over the past three years, our debts are far in excess of the book value of our assets. We are engaged in efforts to negotiate compromises and extensions with major creditors. If those negotiations are unsuccessful, however, our business may fail.

     We lack sufficient capital to fully carry out our business plan.

     In order to make our operations cost-efficient, it is necessary that we expand our operations. At the present time, however, our capital resources are sparse. In order to expand our operations, we will need an infusion of capital, since each new club requires a capital investment by Rascals. Sometimes it is an insignificant investment, as when we license our name and services to outside investors. But often it is a substantial investment, as when we built a new club ourselves. We do not know yet if the equity line of credit that we secured from Cornell Capital Partners will be adequate to provide us the necessary capital. If we cannot obtain additional capital, it is unlikely that our business will ever be prosperous.

     Current shareholders may suffer dilution as a result of our financing activities.

     If we are able to sell equity in Rascals International and raise the capital we need to grow, it is almost certain that the sale will occur at a price which is less than the market price for our common stock when the sale occurs. For example, our equity line of credit agreement with Cornell Capital Partners provides that we will sell shares to that entity at a discount to the average bid price, and will then pay fees totaling 8% of the purchase price. Other terms may be negotiated with investors which could have the effect of diluting the interest of current shareholders in the equity of Rascals
International.   In addition, the issuance of common stock to settle debts or to attract management is also likely to occur at below-market prices.

     Competition from well-capitalized companies involved in the comedy club business could hinder our growth.

     The comedy club business is dominated by a small number of well-known, well-financed companies. As we seek advantageous locations for our clubs, we may face competition from one or more of these competitors. If one of these well-established competitors were to make a concerted effort to secure a location, it would be very difficult for us to compete effectively. This may limit our access to business opportunities.

     Liability from lawsuits based on "dram shop" laws could exceed our insurance coverage.

     In most states where Rascals locates clubs, there will be liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or otherwise culpable. Since we will serve alcoholic beverages in all of our clubs, we will be subject to the risk that lawsuits arising under dram shop laws could produce judgments that exceed our insurance coverage and imperil our capital.

             II.  Risks attendant to our management

     Our business development would be hindered if we lost the services of our President.

     Eduardo Rodriguez is the President of Rascals International. Mr. Rodriguez is the only executive employed on a full-time basis by Rascals International. Mr. Rodriguez is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Rodriguez were to leave Rascals International or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a delay in the development of Rascals International until a suitable replacement for Mr. Rodriguez could be retained.

     Rascals International is not likely to hold annual shareholder meetings in the next few years.

     Since it became a public company in 1999, Rascals International has never held an annual or a special meeting of shareholders. The Board of Directors of Rascals International consists of the same individuals who served in 2000. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved. Therefore, any new members of the Board of Directors or any replacements for current members will be nominated and elected by the present members of the Board.

     Related party transactions may occur on terms that are not favorable to Rascals International.

     Two members of our Board of Directors, Eduardo Rodriguez and Michael Margolies, directly and through their families, control nearly 23% of the outstanding common stock of Rascals International. For the foreseeable future, therefore, they will control the operations of Rascals International. In the past they have been the Managers of limited liability companies that were senior secured creditors of Rascals and that owned the properties where Rascals' New Jersey restaurant clubs operated. They currently own the entity which is developing Rascals new club in Montclair, New Jersey. It is possible that they will engage in other transactions with Rascals International. It is unlikely that they will obtain independent confirmation that the terms of such related party transactions are fair. If the terms are unfair to Rascals International, the transactions could harm our operating results.


             III.  Risks attendant to the market for our common stock.

     The volatility of the market for Rascals International common stock may prevent a shareholder from obtaining a fair price for his shares.

     Rascals International at the present time has fewer than 900 shareholders and only a small number of market makers. As a result, the market price for our common stock is volatile, at times moving over 50% in one day. Unless and until the market for our common stock grows and stabilizes, the common shares you purchase will remain illiquid. A shareholder in Rascals International who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     The resale of shares acquired by Cornell Capital Partners from Rascals International may reduce the market price of Rascals' shares.

     Rascals and Cornell Capital Partners are parties to an Equity Line of Credit Agreement. The agreement provides that Rascals may sell shares to Cornell Capital Partners for up to $10,000,000. We expect that Cornell Capital Partners will promptly resell into the public market any shares it acquires under this arrangement. Since January 2004, when Rascals first sold shares to Cornell Capital Partners under this arrangement, the market price of Rascals' common stock has fallen by over 85%. Future resales by Cornell Capital Partners may similarly reduce the market price of Rascals' common stock.

     Rascals International will be quoted on the OTC Bulletin Board for the immediate future.

     Rascals International does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market, or unless we are successful in securing a listing on the American Stock Exchange or some other exchange, Rascals International common stock will be quoted only on the OTC Bulletin Board.
Such a listing is considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.

     Issuance of common stock and equivalents by Rascals may dilute the value of outstanding shares and reduce the market price of our common stock.

     Throughout the past three years, Rascals has made a number of arrangements with its officers and directors that resulted in large amounts of our common stock being issued to them. In addition, we have also from time to time satisfied debts and compensated our professional advisors and others by
issuing common stock to them.   Until we have sufficient capital resources
that we can afford to settle all of our debts in cash and to pay cash for all of the services we need, we will continue to issue stock for these purposes. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                          YOU SHOULD NOT RELY ON
                         FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to increase the number of Rascals comedy clubs and our plans to develop products using the Rascals library of comedy performances. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Rascals in its efforts to develop its business, including factors discussed in "Risk Factors" as well as factors we have not foreseen. In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Rascals.

                              DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                              CAPITALIZATION

     Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors and a majority of the shareholders of the Company have taken action which will increase the authorized capital stock to 500,000,000 shares of common stock and 5,000,000 shares of preferred stock sometime in June 2004. The Board of Directors are authorized to issue the preferred stock with any rights and preferences that the Board of Directors decides are appropriate.

     There are 21,228,753 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Rascals is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

Derivative Securities

     There are no options or warrants for our common stock outstanding. In addition, there are no securities outstanding which are convertible into shares of our common stock. However, whenever Rascals sells shares to Cornell Capital Partners pursuant to their Equity Line of Credit Agreement, Rascals is required to issue common stock warrants to Source Capital Group, Inc. The warrants will permit Source Capital to purchase from Rascals four percent of the number of the number of shares sold to Cornell Capital Partners at the market price on the date the warrants are issued.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                     Interwest Transfer Company, Inc.
                          1981 East 4800 South
                               Suite 100
                        Salt Lake City, UT 84117

Market for the Common Stock

     Our common stock is listed for quotation on the OTC Bulletin Board under the trading symbol "RSCA.OB." The following table sets forth the bid prices quoted for our common stock on the OTC Bulletin Board during the two years starting January 1, 2002 and ending December 31, 2003 and the first quarter of the current year. We have adjusted all prices to reflect the 1-for-500 reverse split of common stock effected on March 28, 2003.


                                                       Bid

                   Period:                       High       Low
                 ------------------------------------------------
                 Jan. 1, 2002 - Mar. 31, 2002    $ 65.00   $ 35.00
                 Apr. 1, 2002 - June 30, 2002    $ 40.00   $ 20.00
                 July 1, 2002 - Sep. 30, 2002    $ 25.00   $  5.00
                 Oct. 1, 2002 - Dec. 31, 2002    $ 35.00   $  2.50

                 Jan. 1, 2003 - Mar. 31, 2003    $  7.00   $  2.00
                 Apr. 1, 2003 - June 30, 2003    $  2.99   $  1.01
                 July 1, 2003 - Sep. 30, 2003    $  1.55   $   .21
                 Oct. 1, 2003 - Dec. 31, 2003    $   .60   $   .14

                 Jan. 1, 2004 - Mar. 31, 2004    $   .50   $   .07


     Our shareholders list contains the names of 98 registered shareholders of record. Based on recent requests for materials that we mailed to shareholders, we believe that the number of beneficial shareholders exceeds 800.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

Results of Operations

     At the beginning of 2002 Rascals embarked on a new business plan. While our business through 2001 consisted entirely of the operation of stand-alone restaurant/comedy club facilities, in 2002 we began to develop alternative locations for Rascals' comedy by organizing hotel-based clubs and by granting licenses to utilize the name "Rascals." We also began to develop multiple channels of distribution for the comedic entertainment produced in our clubs, such as home video sales and pay-per-view sales. As the year progressed, however, it became apparent that our efforts in developing and managing these multiple channels of distribution, though profitable, were not cost-effective. These distribution channels that we developed early in 2002 remain in place, and we expect them to be a source of revenue in the future. However, in the third quarter of 2002 we refocused our attention on the development of new Rascals clubs, both hotel-based and licensed. Our focus today is on developing a sufficient number of clubs to achieve an efficient level of operations.

     The results of our hotel-based operations, which commenced in the Fall
of 2001, have been mixed to date.   Our first two clubs, one in Springfield,
MA and one in Phoenix, AZ, have closed. The Springfield club closed after less than 8 months of operations; the Phoenix club closed after 18 months of operations. Each made a modest contribution to our revenue and incurred relatively insignificant losses, as start-up expenses such as marketing, offset the initial revenues. We closed the clubs when we determined that their growth rate was falling short of our expectations. However, because we had only a very modest capital investment in either club, we were able to quickly cut our losses without damage to the Company's balance sheet. Our experiences in Springfield and Phoenix, though disappointing, lent support to our rationale for entering into hotel-based relationships. The operations require only a modest capital investment, and the measure of their success can be determined relatively quickly.

     The most recent tangible result of our new focus on hotel-based clubs was the opening in December 2002 of a Rascals club in the prestigious Hilton Hotel in Cherry Hill, NJ. During 2003 the Cherry Hill club contributed $261,677 to our revenue and recorded net income of $8,205. We expect that as the community becomes familiar with the club, we will realize increased attendance as well as sales in the special event market (parties, meetings, etc.) which will make Cherry Hill a more profitable operation.

     Recently we have expanded our new direction from hotel-based clubs to clubs in entertainment venues, where a large, pre-existing clientele can be converted into customers of our club. Our first two efforts in this new type of environment are now under contract:

     * During the Summer of 2003 we reached agreement to lease a 7,000 square foot facility in the newly-developed Louisiana Riverwalk Project, a $150 Million entertainment, dining and shopping complex in Shreveport/Bossier City, Louisiana. If we can obtain the funds necessary to develop the facility, we expect to open a comedy club with beverage and snack service there in the summer of 2004.

     * In December 2003 we signed a ten year lease for 7,000 square feet in the Palisades Center, the second largest retail mall in the United States. Again, if the necessary funds become available, we plan to open a 350-seat comedy club in the Palisades Mall later in 2004.

     The most dramatic example of our new focus on entertainment venues is our ongoing joint venture with JHF Properties, the owners of a chain of dance clubs called either "Banana Joe's" or "Cactus Lounge." In January 2004 we entered into an informal arrangement under which Rascals is contributing funds to JHF Properties, which is using the funds to develop "mega-entertainment complexes, each consisting of a Rascals Comedy Club and a dance club, either a Banana Joe's or a Cactus Lounge. To date Rascals has contributed $825,000 to the project. The first such mega-entertainment complex opened in Jackson, Mississippi at the end of March. The second opened in Omaha, Nebraska in April 2004. Our understanding with JHF Properties is that two additional complexes will be built. Rascals will own one-third of the equity in these complexes if it contributes no less than $2.9 million to the project. Moreover, it is understood that if Rascals purchases the nine existing Banana Joe's clubs owned by JHF Properties, Rascals will also acquire 100% ownership of the new mega-entertainment complexes. However, there is no contract in effect that formalizes either the arrangement for development of the mega-entertainment complexes or the acquisition of the nine Banana Joe's.

     Our efforts to increase the number of our clubs with a minimal capital commitment have also led us into a number of licensing arrangements. For example, we have given a license to a group which is planning to open a 300-seat "Rascals Comedy Club" in Jersey City, New Jersey during the first quarter of 2004. Rascals provides the group with its plans and designs for the club, consults with the group during the development stage, and will provide bookings for a fee. In return, the licensee pays an initial fee to Rascals and a monthly royalty throughout the ten-year term of the license.

     The transitions in our business plan during 2002 resulted in a marked disparity between revenues and expenses. Since our new operations are only in their early stages, we continued to realize over 86% of our net sales from our two New Jersey restaurant/comedy club facilities. Revenue from these club operations fell significantly in 2003, primarily due to the fact that we closed our club in West Orange in June. Nevertheless, our clubs generated a gross profit in 2003 of $286,470. However, that gross profit was not sufficient to support the corporate activities involved in developing our new business plan. These widespread efforts to implement new revenue sources resulted in general and administrative expenses during 2003 of $4,526,276.
The portion of general and administrative expenses that are payable in cash was significantly reduced from 2002 ($1,779,663) to 2003 ($997,233). However, the non-cash expense increased by $3,312,176, as we incurred $3,519,043 in expenses for "stock based compensation" during 2003.

     In 2003 86% of our revenue came from the two New Jersey restaurant-clubs that we have operated since the 1980s. In 2004 we expect most of our revenue to arise from new operations. This will occur because:

        (1) We closed our West Orange club and restaurant at the end of June. In recent years that club had produced over 60% of our annual revenue. We have also scheduled the closing of our club and restaurant in Ocean, New Jersey for the summer of 2004. That club produced most of the remaining
                40% of our revenues in recent years.   Each of these clubs
                will be replaced in a nearby location - the West Orange club is being replaced by a new club and restaurant in Montclair, New Jersey. But the Montclair club will be owned by a licensee from Rascals and the replacement for the Ocean club is likely to likewise be built by someone other than Rascals itself.

        (2) We are now realizing revenue from our Cherry Hill hotel-based operation which, albeit far less in amount than revenue from West Orange, will, after its start-up phase is completed, produce far greater gross profit margins.

        (3) Our interest in the mega-entertainment complexes being constructed by JHF Properties will begin to contribute to our revenues in the second quarter of this year.

        (4) The first three videos licensed from the Rascals Library were introduced to the market for home videos in July 2003. They are on sale at Best Buy and other national retail chains. Depending on the success of this marketing effort, successive offerings may be made, which could contribute substantially to our operating results.

     These new directions in our operations bode well for the future.
Initial results from these ventures, however, are not likely to be profitable due to start-up costs; so 2004 will be a year of transition. Our goal is to return to profitability in 2005.

Liquidity and Capital Resources

     The magnitude of our losses in recent years has not been matched by reductions in cash, as we have used stock grants to pay expenses whenever possible. Nevertheless, our operations during 2002 consumed $755,199 in cash, and our operations in 2003 used $136,418 in cash. Since we began 2002 with virtually no cash, our continued operations for the past two years required that we borrow the funds needed by our operations. For this reason in November 2002 we borrowed $659,361 from Marod Holdings LLC and Rodmar Holdings LLC, two entities which are controlled by our executive officers. To secure the debt Rascals gave the two entities a secured interest in Rascals' restaurant/clubs in Ocean and West Orange, New Jersey.

     In May 2003 Rodmar Holdings and Marod Holdings agreed to accept 1,000,000 shares of Rascals common stock in satisfaction of $500,000 that Rascals owed to them. In December 2003 the remainder of that debt, accrued interest, and certain unpaid rent obligations were satisfied when Rascals issued 1,250,000 shares of its common stock to Rodmar Holdings and Marod Holdings. Both of those transactions served to reduce our working capital deficit and increase our shareholders equity.

     In December 2002 our subsidiary which operates the Rascals Comedy Club in Cherry Hill borrowed $200,000 for its operations from Stanley Chason. The loan to Rascals Cherry Hill was guaranteed by Rascals International as well as by Marod Holdings, Rodmar Holdings and our two executive officers. When that loan went into default, Mr. Chason obtained a judgment lien on our assets. We have reached an agreement with Mr. Chason releasing the lien, which permits us to close the Ocean operation and sell its liquor license to pay some of our debts. In the agreement Mr. Chason agreed to accept 1,000,000 shares of our common stock in partial satisfaction of the debt. That transaction likewise will increase our shareholders equity.

     The several consulting agreements that we entered into in 2002 and 2003 resulted in a current asset of $1,078,715 on our balance sheet at December 31, 2003. This represents the amount prepaid (by issuance of stock) for services that will be rendered during 2004. That asset will be amortized over that period, and the recorded amount will be an addition to our expenses for that period. In the meantime, however, that current asset helped to reduce our working capital deficit from ($2,130,649) at December 31, 2002 to ($1,333,184) at December 31, 2003.

     On October 8, 2003 Rascals signed an Equity Line of Credit Agreement
with Cornell Capital Partners, LP.   The Equity Line of Credit Agreement
provides that during the two years commencing January 8, 2004 Rascals may demand that Cornell Capital Partners purchase shares of common stock from Rascals. Rascals may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that Rascals may demand from Cornell Capital Partners is $10,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Rascals. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Rascals, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Rascals outstanding shares, or (c) the representations made by Rascals in the Agreement prove to be untrue.

     During 2004 Rascals has sold a total of 7,955,121 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $650,000 for those shares. In addition, Cornell Capital Partners has made loans to Rascals, the remaining balance of which totals $850,000.
The loans will be satisfied at a rate of $50,000 per week by Rascals issuing shares to Cornell Capital Partners under the terms of the Equity Line of Credit Agreement. The number of shares that will be issued in this way will depend on the market price of our common stock from time to time.

     From the funds provided by Cornell Capital Partners, Rascals has advanced $875,000 to JHF Properties to fund the development of the four mega-entertainment complexes that we are developing jointly with JHF Properties. Our understanding with JHF Properties calls for Rascals to contribute a minimum of $2,165,000 to the project, in exchange for a 33 % interest in the four complexes. Our interest will increase to 100% if Rascals purchases nine existing clubs owned by JHF Properties. Although we do not have a contract for the purchase of the clubs, it is likely that purchase of the nine clubs would require payment of at least $1,250,000 plus issuance of Rascals common stock. We are currently investigating sources for the funds required for this purpose.

     At the present time, our liquid assets are negligible, while we had over $2.3 million in accounts and notes payable on December 31, 2003. We also have plans to fund the build-out of three new clubs during 2003 (Palisades, Montclair, and Shreveport) in addition to funding the joint venture with JHF Properties. Our plan is to use the proceeds from our equity line of credit with Cornell Capital Partners to reduce our payables and to fund our building plans. We are also actively seeking alternative sources of capital investment, as the Cornell Capital Partners equity line is not likely to be sufficient for all of our purposes.

Critical Accounting Policies and Estimates

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for 2003, there was only one estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results. That was our determination, detailed in Note 8 to the Consolidated Financial Statements, that we should record a valuation allowance for the full value of the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when Rascals would commence profitable operations.

     We have made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2003.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.


                                  BUSINESS

     The Business Plan

     Rascals International, Inc. is the successor to a business operation commenced in 1983. Rascals began with a comedy club and restaurant in West Orange, New Jersey. Until 2003 the West Orange "Rascals" and a sister club/restaurant of the same name in the New Jersey resort area of Ocean Township were the source of substantially all of Rascals' revenue. Nevertheless the success of those clubs in booking and promoting both headliners and rising stars in the field of stand-up comedy made Rascals a name known throughout the comedy industry. Most of today's stars of stand-up comedy made their way to fame appearing at a Rascals Comedy Club.

     In recent years Rascals has acquired new management, a new business plan, and a new determination to exploit the value of the "Rascals" name as leverage for the growth of our company. Our first effort involved the establishment of a "Rascals Comedy Club" in the Miami area, which copied in essence the operations of our two New Jersey clubs. The expense, however, involved in outfitting a new facility and pushing traffic to a new site exceeded the capacity of our financial resources, and the Miami club was closed in 2000. Spurred on by that experience, however, we have formulated a business plan designed to give Rascals a nationwide presence with a minimum of capital investment. The plan contemplates that we will develop a network of "partners" who recognize the value of the "Rascals" name and our entertainment offerings in attracting consumers of comedy. In exchange for the opportunity to market to these consumers, our "partners" will provide the other resources necessary to business success.

     The plan to "go national" with the "Rascals" name can be understood in four discernable, albeit interrelated, aspects:

          Hotel-Based Clubs. We are underway with a program of establishing "Rascals Comedy Clubs" in premier hotels throughout the U.S. During 2001 we opened a Rascals in the Crowne Plaza Hotel in Phoenix, and another in the Sheraton Springfield at Monarch Place in Springfield, MA. Both of those clubs have since closed. However, since December 2002 we have operated a Rascals Comedy Club in the Hilton Hotel in Cherry Hill, NJ. We are currently in negotiation with hotels in Tucson, Asbury Park, Atlantic City and Easton, PA. In each of these arrangements the hotel will provide the facility (rent-free) and operate the food and beverage service. We provide the show and the promotion only, keep all admission proceeds, and receive a share of the food and beverage gross revenue.

          Embedded Clubs. Recently we expanded our focus to explore the advantages of locating a Rascals Comedy Club in a destination location where there is a pre-established clientele. We are under contract to open a Rascals Comedy Club next summer in the newly-developed Louisiana Riverwalk in Shreveport/Bossier City. Recently we have also contracted to open a club in the Palisades Center in West Nyack, New York, which is the second largest shopping mall in the U.S. The relationship described below that we are developing with Banana Joe's Dance Clubs is another example of "embedded clubs."

          Licensed Clubs. At the present time we have granted licenses to two groups which will develop and operate Rascals Comedy Clubs. One licensee is an investment group who plan to open a club in Jersey City, New Jersey in the second quarter of 2004. The other licensee is owned by members of our management, who are financing the development of a club and restaurant in Montclair, New Jersey to replace our West Orange facility which was closed in the summer of 2003. The Jersey City licensee will pay us a licensing fee and a percentage of gross revenue, and may also pay us fees if we book entertainment for their club. The Montclair licensee will lease back to us the comedy club on a revenue-sharing arrangement similar to our hotel-based clubs.

          The Library. Rascals owns a library of over 200 hours of recorded performances by major comedic entertainers, such as Tim Allen, Rosie O'Donnell and Drew Carey, made before the comedians became famous. In exchange for the opportunity to appear at Rascals Comedy Club, these entertainers yielded to Rascals the right to market video recordings of their performances at Rascals. This library of videotapes provides Rascals the raw materials from which we can manufacture a limitless supply of comedy products in every audio-visual medium. For example, "The Rascals Comedy Hour" was offered in 35 million homes on pay-per-view television during 2002, and we expect pay-per-view distribution to recommence in the future. In the Summer of 2003 a major distributor to the home video market commenced marketing the first three VHS titles containing comedy performances recorded at Rascals. In addition, Rascals comedy has also been broadcast on the Internet, and on the in-house television channels in 140,000 Hilton hotel rooms.

     In each of these aspects, our goal is to leverage the "brand-equity" of our Rascals tradename by joining forces with another entity which will underwrite the capital-intensive aspects of marketing comedy, such as site construction, publicity or distribution. We believe that in this way we can achieve a national presence for the Rascals name with a modest capital investment.

     Rascals Comedy Clubs

     During 2003 we closed our flagship club and restaurant in West Orange, New Jersey. This year we are closing our other club and restaurant, which was located in Ocean, New Jersey. At the present time, therefore, there is only one Rascals Comedy Club in operation: the Rascals Comedy Club at the Hilton Hotel in Cherry Hill, New Jersey. This facility opened in December 2002. It consists of a comedy room with a seating capacity of 308 in which we produce six shows per week. Our plan is to develop more hotel-based clubs, as resources become available.

     Our agreements with the hotels which host our clubs allocate to Rascals the responsibility for booking, marketing and producing the comedy shows, and allocate to the hotel the responsibility for food and beverage service. Rascals promotes the shows through local media, sells the tickets, and retains 100% of the revenue from ticket sales, from which it pays fees to the entertainers and to the Rascals personnel involved in producing the show. The hotel collects payment for food and beverage service, and is responsible for supervising the kitchen and wait staff, who are hotel employees. The hotel is also responsible for compliance with liquor laws. Our agreements provide for a percentage of food and beverage revenue to be paid by the hotel to Rascals.

     The primary advantage of a hotel-based club for Rascals is the efficiency of initiating the club's operations. Since we are moving into an established facility, we are required to make only the minimal capital investment necessary to outfit the comedy room in Rascals' trademark decor.
In addition, since the hotels in which we locate are already known as entertainment locations in their communities (even if only as a restaurant location), the expense incurred in "attracting traffic" to the site is generally not much greater than the expense we incur in promoting shows at our established sites. Our estimate is that our capital commitment to a new hotel-based facility, including the working capital required until the club achieves positive cash flow, will generally not exceed $130,000.
Occasionally, however, a particular site will be appropriate for a "premier" build-out, which will require a larger investment. This was the case with our club in Cherry Hill, where we installed cherrywood paneling and a state-of-the-art sound system.

     Comedy shows at our clubs generally consist of three performers: one nationally-known headliner, a featured act and a comic master of ceremonies. Our ticket prices range from $8.00 to $35.00, and are determined by the fees we commit to pay the entertainers. Those fees may on occasion include a percentage of our ticket revenues.

     Entertainers are booked for our clubs by independent booking agents.
Most of our bookings at present are made by Top Draw Entertainment. Our relationship with Top Draw is at will. Our fees to Top Draw are based on services provided. As the number of our clubs increases, Rascals should become even more attractive to entertainers due to our ability to offer "block booking." In a block booking arrangement, we commit to multiple dates at multiple locations in exchange for a reduced fee per show.

     We market our shows through traditional local media: newspaper and radio advertisements, local cable TV commercials, and radio promotions, often involving the performers that will be appearing. In addition, tickets to all of our club locations can be purchased at our Website:
www.rascalscomedyclub.com.

     Clubs in Development

     We currently have two new clubs under development, and several in the planning stage. Our club that is being constructed in Montclair, New Jersey includes an attached restaurant and bar. The club we have designed for the Palisades Center will be located amidst a complex of restaurants, so we will provide beverage service only.

     At the beginning of 2004 we initiated a relationship with two individuals who own a chain of dance clubs. Their best known clubs operate under the names "Banana Joe's" and "Cactus Lounge." We are currently negotiating an arrangement under which we and they will jointly develop projects that will locate a Banana Joe's or a Cactus Lounge next to a Rascals Comedy Club. We expect these combined clubs will be able to attract customers for a full evening's entertainment: a show followed by dancing. Although we have not completed negotiation of the terms of this relationship, we have begun to work with the owners of Banana Joe's in developing these new project. To date we have advanced $825,000 toward the projects. The first of these joint projects opened in March in Jackson, Mississippi and in April in Omaha, Nebraska. Future joint projects are intended for Pittsburgh and Hampton, Virginia.

     We have also entered into a letter of intent that contemplates an agreement under which Rascals would acquire ownership of nine existing Banana Joe's clubs in exchange for cash and Rascals common stock. Negotiations toward that end have paused, however, as we have not been able to secure the funds that we will need to make the acquisition.

     Rascals Comedy Library

     Between 1985 and 1992 Rascals developed a library of videotapes of the comedy performances at its West Orange club. The performers on the videotapes include many who achieved stardom: Denis Leary, Drew Carey, Jeff Foxworthy, Rosie O'Donnell, Tim Allen, Ray Romano and others. In exchange for the opportunity to appear at Rascals Comedy Club, each of these performers signed a release giving Rascals the right to reproduce and market the videotapes. Until 2002 the videotapes were co-owned by Rascals and Rob Perna d/b/a Stand and Deliver. In 2002 we divided the library, with Rascals retaining over 200 hours of performances.

     Our library provides an inventory of raw material which Rascals intends to use to develop products and content in a variety of media. At the same time, although Rascals is not currently adding to its library of videotapes, the ongoing operations of our comedy clubs is a potential source of additional valuable media content. A considerable portion of our energies during 2002, therefore, were devoted to developing outlets for marketing Rascals' comedy outside of our clubs. To date, we have relationships established with powerful marketing partners in two media:

     VHS Recordings. In March 2002 we entered into a Memorandum of Understanding with Razor & Tie Direct L.L.C. Razor & Tie is a music producer with a considerable market presence which has had noteworthy success marketing VHS videos. Razor & Tie advanced to Rascals $50,000 in exchange for our agreement to produce two home videos of performances in the Rascals library, which Razor & Tie agreed to market through direct response channels. The agreement provides that, to the extent that direct response marketing was successful, Razor & Tie would then introduce the videos into retail stores. The agreement provides that Razor & Tie would pay to Rascals and Stand and Deliver 50% of the net profits from sales of the videos. Rascals has given Razor & Tie a one year exclusive license to market the Rascals library in home video format. Razor & Tie can extend the license to five years by paying Rascals a $200,000 advance, provided that it has introduced at least one Rascals video into retail distribution. In July 2003 Razor & Tie introduced three of our videos into retail distribution.

     Television Pay-Per-View and Video-On-Demand. In the Fall of 2001 we entered into a marketing agreement with iN-DEMAND L.L.C. to market up to 12 programs produced by Rascals. IN-DEMAND is the nation's leading provider of pay-per-view and video-on-demand programming, serving over 1,800 affiliated systems with approximately 28 million addressable households subscribing. In each of five months in early 2002, iN-DEMAND broadcast on seven or eight occasions a 55 minute program taken from Rascals' library - one new program each month. The agreement provided that approximately 40% of the gross receipts from the broadcasts would be paid to Rascals. The broadcasts were suspended later in 2002, as we negotiated with Stand and Deliver a division of the library. We expect iN-DEMAND to commence broadcasts again in the next few months.

     Employees

     The Company currently employs 25 individuals, of whom 8 are full-time employees. The other 17 employees are primarily hosting staff, wait staff, bartenders, and kitchen employees who work during the performances at our club in Cherry Hill. None of our employees is represented by a union. We believe that our relations with our employees are good.

     Insurance

     As a dispenser of alcoholic beverages, Rascals is subject to state liquor liability ("dram shop") laws. These laws vary from state to state. In general, dram shop laws impose liability on the proprietor of an establishment for damage caused by a customer of the establishment, if the service of alcoholic beverages by the establishment to that customer was a cause of the damage and the establishment service was negligent or otherwise culpable. Since alcoholic beverages are served in all of our clubs, it is particularly important that we maintain insurance against liability.

     At the present time, Rascals is insured by a policy which provides $2,000,000 general aggregate liability coverage. as well as a $10,000,000 commercial umbrella policy. The annual premium for our insurance, which includes this liability insurance, is $102,700.

     Properties

     Since February 2004 the executive offices of Rascals International, Inc. have been located in the building in Montclair, New Jersey where our new Rascals Comedy Club is being built. Our lease for the offices terminates in 2014. We pay a monthly rental of $4,500 for the offices.

     Our Cherry Hill comedy club is located in the Hilton Hotel, which
provides the comedy room to us free of charge.   We will have a similar
arrangement with the owners of the club and restaurant facility being developed in Montclair.

     Legal Proceedings

     Rascals International, Inc. v. iCapital Finance Inc., Randall Letcavage and Rosemary Nguyen (Court of Common Pleas, Philadelphia County, Pennsyvalia). This action commenced in August 2003. Rascals alleged that the defendants signed investment banking and consulting agreements with Rascals, in which they undertook to perform certain services for Rascals. Rascals further alleges that the defendants failed to perform the services, as a result of which Rascals suffered damages in excess of $1,000,000. The defendants failed to answer the complaint, and a default judgment was entered against them in October 2003. Rascals does not know to what extent, if any, it will be able to enforce the judgment.

     Rascals International, Inc. v. P.A. Whalen and Company, Inc.. (Superior Court, State of New Jersey). This action commenced in February 2002. The action alleges that Whelan breached a consulting and marketing contract with Rascals. Rascals is demanding that the contract be rescinded. Whelan has counterclaimed alleging breach of the same contract by Rascals, and demanding damages of $99,260.

     William Hannah v. Rascals International, Inc., Eduardo Rodriguez,
Michael Margolies and Gary Marks. (Court of Chancery, State of Delaware). This action commenced in February 2003. The plaintiff is a shareholder claiming to represent the shareholders of Rascals as a class. He is also proceeding derivatively on behalf of Rascals against the members of the Board of Directors. The complaint alleges (a) that the directors breached their fiduciary duties in connection with the reverse split of common stock effected in March 2003, (b) that the reverse split as originally structured violated the procedural requirements of Delaware corporation law, and (c) that the directors have engaged in various acts of self-dealing in violation of their fiduciary duties. The complaint demands that the reverse split be enjoined, that the alleged acts of self-dealing be voided, that there be an accounting and constructive trust imposed on the fruits of the self-dealing, and damages in an unspecified amount. Rascals and its directors have not yet answered the complaint, but believe that the allegations are without merit. After the complaint was filed, Rascals restructured the reverse split to comply with Delaware corporation law.

     Andrew Freundlich v. Eduardo Rodriguez, Rascals International, Inc., Robert Jaffe, John Doe and Richard Roe. (Superior Court, Union County, State of New Jersey). The plaintiff claims that moneys are owed to him under the terms of a debenture that Rascals sold to him several years ago. We estimate that the unpaid amount of the debenture is approximately $79,000.

     Stanley Chason v. Eduardo Rodriguez, Michael Margolies, Rascals Cherry Hill, Inc., D.E.M., Inc., Rascals Comedy Club Stage Door Grill, Inc., Rascals International, Inc., Marod Holdings, LLC and Rodmar Holdings, LLC. (Superior Court, Essex County, State of New Jersey). The plaintiff commenced the action to enforce a promissory note in the principal amount of $200,000 that had been issued by Rascals Cherry Hill, Inc. and guaranteed by the other defendants. Judgment in favor of the plaintiff was entered in July 2003 and a judgment lien against all of Rascals' assets was filed in August 2003. In November 2003 a settlement agreement was executed in which Mr. Chason released his lien on certain assets in exchange for the defendants' promise to pay a total of $265,000. The payments will be made from the proceeds of the sale of Rodmar's real property in Ocean, New Jersey, from the sale of the liquor license used at that property, and by monthly payments of $5,000. Rascals has also issued 1,000,000 shares of its common stock to Mr. Chason, and the proceeds of his sale of those shares will be an offset to the judgment debt.

                                MANAGEMENT

     This table identifies our directors and executive officers. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

                                                                  Director
      Name                  Age  Position with the Company        Since
     ----------------------------------------------------------------------
     Eduardo Rodriguez       42  Chairman, Chief Executive         1998
                                  Officer, Chief Financial
                                  Officer
     Michael Margolies       76  Vice Chairman, Secretary,         2001
                                  Director
     Gary Marks              45  Director                          2000


     Eduardo Rodriguez has served as Chief Executive Officer of Rascals since 1998. Immediately prior to joining Rascals, Mr. Rodriguez served as President of Lancaster Consultants, Inc., a company involved in financial management and consulting.

     Michael Margolies became Vice Chairman and Secretary of Rascals in January 2002, after having served on our Board of Directors for the prior year. Since 1998 Mr. Margolies has been employed as Chief Executive Officer of Transportation Logistics Int'l, Inc., which provides logistics and logistic-related services.

     Gary Marks is currently a partner at Roxiticus Ventures in Bedminster, New Jersey. Prior to joining Roxiticus Ventures, Mr. Marks held senior technology sales and marketing positions at Cybertel, Intel, Conner Peripherals, SyQuest and Western Digital.

     Audit Committee

     The Board of Directors does not have an audit committee financial expert. The Board of Directors has not been able to recruit an audit committee financial expert to join the Board of Directors because of the Company's poor financial condition.

     Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

Executive Compensation

     This table itemizes the compensation we paid to Eduardo Rodriguez, who served as our Chief Executive Officer during 2003, and to Michael Margolies, our Vice Chairman during that year. There was no other officer whose salary and bonus for services rendered during the year ended December 31, 2003 exceeded $100,000.

                                                              Other
                           Year         Salary             Compensation
                           ------------------------------------------------
     Eduardo Rodriguez.... 2003        $ 145,228(1)        $ 10,800(2)
                           2002           40,000             10,800(2)
                           2001           74,400             22,000(2)

     Michael Margolies.....2003        $ 145,228(1)
                           2002                0
                           2001                0
                            ______________________


(1) Represents shares acquired in lieu of salary under the Employee Stock Purchase Plan.
(2) Represents paid for health insurance and payments made to supply Mr. Rodriguez with an automobile.

          Employment Agreements; Affiliation Agreement

          In connection with the refinancing of the mortgages on Rascals' two New Jersey restaurant/clubs on December 31, 2001, Rascals entered into employment agreements with Eduardo Rodriguez, its Chief Executive Officer, and Michael Margolies, its Vice Chairman and Secretary. The refinancing is described in "Certain Relationships and Related Transactions" below.

          Rascals' employment agreement with Eduardo Rodriguez provides that Mr. Rodriguez will serve as President of Rascals during the term of the agreement, which ends on December 31, 2006. Mr. Rodriguez covenants in the agreement that he will not compete with Rascals for one year after termination of his employment. The agreement further provides that Rascals will pay Mr.
Rodriguez an annual salary of $250,000, and will spend up to $12,000 per year to provide him an automobile. In the event of Mr. Rodriguez' death or disability, Rascals commits to pay him or his estate an amount equal to one year's salary.

          Rascals' employment agreement with Michael Margolies provides that Mr. Margolies will serve as Vice Chairman and Secretary during the term of the agreement, which ends on December 31, 2006. Mr. Margolies covenants in the agreement that he will not compete with Rascals for one year after termination of his employment. The agreement further provides that Rascals will pay Mr. Margolies an annual salary of $150,000. In the event of Mr. Margolies' death or disability, Rascals commits to pay him or his estate an amount equal to one year's salary. In order to induce Mr. Margolies to enter into the agreement, Rascals issued 2,000 shares of common stock to the Margolies Family Trust and 1,000 shares to Mr. Margolies. In September 2002 the Margolies Family Trust and Mr. Margolies surrendered those shares to Rascals.

          At the same time as the employment agreements, an "Affiliation Agreement" was made among Rascals, Mr. Rodriguez and Mr. Margolies. The stated consideration for Rascals' covenants in the Affiliation Agreement was Mr. Margolies' agreement to participate in the refinancing of the New Jersey mortgages. The Affiliation Agreement provides, with respect to both Mr. Rodriguez and Mr. Margolies, that as long as he or his family own one percent of Rascals, he will be nominated at any election of Board members. The Affiliation Agreement further provides that until December 31, 2006 the salary and benefits paid to Mr. Margolies will equal no less than 60% of the salary and benefits paid to Mr. Rodriguez; that Rascals will not issue stock to Mr. Rodriguez or Mr. Margolies or their families without the consent of the other; and that neither Mr. Rodriguez nor Mr. Margolies will sell any Rascals shares without affording the sale opportunity to the other of them.

          Restricted Stock Grant

          On August 5, 2003, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 2,000,000 shares of Common Stock were reserved. 1,000,000 of the restricted shares were issued to each of Eduardo Rodriguez and Michael Margolies.

     The shares issued under the Program are subject to the following restrictions:

     1. After this fiscal year and each of the following four fiscal years (2003 through 2007) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:

         2003  - $ 1,000,000
         2004  - $ 1,500,000
         2005  - $ 2,000,000
         2006  - $ 2,500,000
         2007  - $ 3,000,000

     2. A Grantee will forfeit his shares if his employment by Rascals terminates prior to the date the restrictions lapse.

     3. The shares granted under the Program cannot be sold, assigned, pledged, transferred or hypothecated in any manner, by operation of law or otherwise, other than by writ or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. These restrictions will lapse with respect to any At-Risk Shares that are not forfeited as described above.

     4. The restrictions shall also lapse as to all shares granted to a Grantee on the first to occur of (i) the termination of that Grantee's employment with Rascals by reason of his disability, (ii) the Grantee's death,
(iii) termination of the Grantee's employment by Rascals without good reason, or (iv) a change of control of Rascals. The Program defines "Change of Control" as an acquisition by a person or group of more than 50% of Rascals' outstanding shares, a transfer of Rascals' property to an entity of which Rascals does not own at least 50%, or the election of directors constituting a majority of the Board who have not been approved by the existing Board.

     During any tax year in which a Grantee realizes taxable income by reason of the lapse of the restrictions on the shares granted under the Program, Rascals shall pay to such Grantee a "Gross-Up Bonus" in cash equal to the aggregate of (i) the additional federal, state and local income taxes incurred by Grantee as a result of realization of such taxable income, and (ii) the federal, state and local income tax incurred by the Grantee as a result of the Gross-Up Bonus. In no event shall the Gross-Up Bonus exceed the aggregate of
(i) the amount of the tax deduction for which Rascals receives a benefit for the tax year of Rascals beginning during the tax year of the Grantee in which he realizes taxable income by virtue of the lapse of the restrictions referred to above, and (ii) the amount of the tax deduction for which Rascals receives a benefit for such tax year of Rascals by virtue of the Gross-Up Bonus.


     Employee Stock Purchase Plan

     In July 2003 Rascals Board of Directors adopted the 2003 Employee Stock Purchase Plan. Each employee of Rascals who is either an executive officer or a manager was eligible to participate in the Plan. The Plan permitted participants to purchase Rascals common stock through payroll deductions. The purchase price was 85% of market value. 500,000 shares were included in the Plan, and all have been purchased as follows: 245,750 shares by Eduardo Rodriguez, 245,750 shares by Michael Margolies, and 8,500 share by Rascals' Director of Operations.

     Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2003.

                                                               Number of
                            Number of          Weighted        securities
                            securities to      average         remaining
                            be issued upon     exercise        available
                            exercise of        price of        for future
                            outstanding        outstanding     issuance under
                            options,           options,        equity
                            warrants and       warrants and    compensation
                            rights             rights          plans
                            -------------------------------------------------
Equity compensation plans
approved by security
holders..........                    0               --               0


Equity compensation plans
not approved by security
holders*....                         0               --           6,380
                             ------------------------------------------------
 Total..............                 0               --           6,380
                             ================================================

* Our Board of Directors adopted three equity compensation plans in 2001 and 2002 without shareholder approval. The three plans were identical in their material terms. They permitted the Board to award to employees, directors or consultants (other than consultants whose services to Rascals are related to capital-raising transactions) stock, restricted stock, stock options or performance shares.

Other Transactions Between Rascals and its Management

     Refinance

     On December 31, 2001, the management and affiliates of Rascals completed a refinancing of the mortgages on the properties in West Orange, New Jersey and Ocean Township, New Jersey on which Rascals Comedy Clubs were located (the "Realty"). The refinanced mortgage loan was a two-year loan in the principal amount of $2,250,000. As a condition to its willingness to complete the refinancing, the mortgagee received personal guarantees of the loan from Michael Margolies and his wife and Eduardo Rodriguez and his wife.

     In order to induce Mr. Margolies and his wife to assist in the refinancing, including giving a personal guarantee of the mortgage loan, Rascals and Mr. Rodriguez entered into the Affiliation Agreement with Mr. Margolies. In addition, Mr. Margolies acquired the greater part of the interest that Mark Magnusson had held in Rascals and all of his interest in the Realty. Specifically:

        Mr. Magnusson agreed to the assignment of the Realty by Comrest and W.H.R. Realty, two general partnerships comprised of Mr. Magnusson and Eduardo Rodriguez, Rascals President, to Marod Holdings, L.L.C. ("Marod") and Rodmar Holdings, L.L.C. ("Rodmar"). The members of Marod and Rodmar are Mr. Rodriguez' spouse (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod and Rodmar are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Rascal's Board). In consideration of his agreement to the transfer, the Margolies Family Trust paid Mr. Magnusson $24,000 and promissory notes for $56,000.

        Rascals, Marod and Rodmar agreed that the leases of the Realty to Rascal's subsidiaries would continue in effect and unchanged.

        The Margolies Family Trust purchased four thousand shares of Rascals common stock from Mark Magnusson for $96,000.

        Comrest and W.H.R. Realty, the previous landlords of the Realty, released Rascals from past debts, primarily unpaid rental, totaling approximately $570,000.

        Rascals reaffirmed the agreement it had made with Mr. Magnusson dated January 24, 2001, and agreed to commence paying Mr. Magnusson $1,500 per week without interest until the debt of $114,000 was satisfied.

     Sale and Lending

     On September 26, 2002 Marod Holdings, LLC sold to Commerce Bank the land and buildings at 425 Pleasant Valley Way in West Orange, New Jersey. D.E.M., Amusements, Inc., a subsidiary of Rascals, by lease from Marod Holdings, carried on the operation of a restaurant and comedy club on those premises. By arrangement with Commerce Bank, D.E.M. Amusements, Inc. continued to carry on that business until June 2003, at which time D.E.M. Amusement's lease for the premises expired.

     Marod utilized a portion of the proceeds of the sale of the West Orange property to reduce the principal amount of the mortgage held by Hudson United
Bank on the West Orange premises as well as on the premises in Ocean.   The
mortgage loan encumbering the properties was reduced from a principal amount of approximately $2,250,000 to a principal amount of approximately $1,250,000. That amount was retired in December 2003 when Rodmar sold the property in Ocean Township, New Jersey where Rascals other club and restaurant complex was located.

     Upon completion of the sale of the West Orange property, Marod Holdings assigned to Rodmar Holdings a beneficial interest in a portion of the proceeds from the sale. Marod Holdings and Rodmar Holdings subsequently loaned to Rascals a total of $659,361. Rascals used the proceeds of the loan primarily to reduce its outstanding payables. The Loan Agreement provided for the sale to each of Rodmar Holdings and Marod Holdings of fifteen thousand shares of Rascals's common stock for a price of $7,500.

     In consideration of the loan, Rascals entered into a Loan Agreement and a Pledge Agreement with Rodmar Holdings and Marod Holdings, and Rascals executed a Promissory Note in favor of Rodmar Holdings and Marod Holdings. The Promissory Note was in the principal amount of $641,204 and bore interest at twelve percent per annum. The Promissory Note called for payment of $25,000 per month, commencing on January 2, 2003, with payment of the unpaid balance of the Note on December 31, 2003. In May 2003 Rascals reduced its obligation under the Promissory Note by $500,000 by issuing 1,000,000 shares of common stock to Rodmar Holdings, LLC. In December 2003 Rascals satisfied the remainder of the obligation on the Promissory Note and other debts to Rodmar Holdings and Marod Holdings by issuing them 1,250,000 shares of common stock.

     The members of Marod Holdings and Rodmar Holdings are the spouse of Eduardo Rodriguez (in trust for their minor children) and the Margolies Family Trust. The Managers of Marod Holdings and Rodmar Holdings are Messrs. Eduardo Rodriguez and Michael Margolies, who are members of Rascals's Board of Directors.

     Rascals Montclair, Inc.

     In June 2003 Rascals' lease for the property in West Orange, New Jersey on which Rascals operated a club and restaurant terminated. For several months, Rascals' management looked for a location where the club and restaurant could be reopened. However, because of Rascals lack of capital, landlords were unwilling to rent space to Rascals on favorable terms and contractors were unwilling to extend credit to Rascals for construction of the new facility. Therefore Eduardo Rodriguez and Michael Margolies, Rascals' officers, organized Rascals Montclair, Inc., which is owned by The Margolies Family Trust, the Rodriguez Family Trust and Jerry Pontones, Rascals' General Manager. Rascals Montclair, Inc. has entered into a lease for space in Montclair, New Jersey where a replacement for the West Orange club and restaurant will be opened.

     Rascals has entered into a licensing agreement with Rascals Montclair, Inc., similar to the licensing agreement it has made in connection with the
owners of the Rascals Comedy Club being built in Jersey City.   The agreement
permits Rascals Montclair to use the Rascals name and its club style. After the facility is constructed, however, Rascals Montclair will lease the comedy club alone to Rascals International. That arrangement will be similar to our arrangement with the hotels which have housed our comedy clubs, as we will receive the revenue from the club and a share of the revenue from the restaurant and bar.

     The lease arrangement between Rascals and Rascals Montclair requires Rascals to advance the funds needed to develop the comedy room. During 2003 Rascals advanced $44,000 to Rascals Montclair, Inc. for this purpose. In 2004 Rascals has advanced an additional $318,000 to Rascals Montclair for this purpose.

Limitation of Liability and Indemnification

     Our bylaws provide that we will indemnify our directors and officers against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Eduardo Rodriguez, our Chief Executive Officer

     *  each of our directors; and

     *  all directors and executive officers as a group.

     Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                                  Amount and
                                  Nature of
     Name and Address             Beneficial          Percentage
     of Beneficial Owner(1)       Ownership(2)        of Class
     ------------------------------------------------------------------
     Eduardo Rodriguez          3,533,404(3)(4)      16.6%

     Michael Margolies          3,528,963(3)(4)      16.6%

     Gary Marks                    25,750             0.1%

     All Officers and Directors
     As a Group (3 persons)     4,810,905(3)(4)      22.7%

     Jeff D. Halverson          2,542,373            12.0%
     Address
     address
     ____________________________________
     (1) Except as noted, the address of all shareholders is c/o Rascals International, Inc., 501 Bloomfield Avenue, Montclair, NJ 07042
     (2)  All shares are owned of record unless otherwise indicated.
     (3) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,000,000 shares subject to the terms of the Restricted Stock Grant Program.
     (4) The shares beneficially owned by Messrs. Rodriguez and Margolies each include 1,638,606 shares owned of record by Rodmar Holdings, LLC and 638,606 shares owned of record by Marod Holdings, LLC. Mr. Rodriguez and Mr. Margolies are the two Managers of Rodmar and of Marod. Mr. Rodriguez' wife owns a 50% interest in Rodmar and a 50% interest in Marod in trust for their minor children. The remaining 50% interest in each LLC is owned by The Margolies Family Trust. The Trustee of the Margolies Family Trust is Mr. Margolies' spouse, and the beneficiaries of the Trust are Mr. Margolies' spouse and children.


                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus, except that Rodmar Holdings, LLC owns an additional 1,013,606 shares of common stock and Marod Holdings, LLC owns an additional 13,606 shares of common stock.

     The selling shareholders acquired the shares that they are offering by means of this prospectus directly from Rascals. Five of the selling shareholders acquired their shares in satisfaction of debts owed by Rascals. The other three selling shareholders acquired their shares pursuant to the terms of the Equity Line of Credit Agreement that Rascals and Cornell Capital Partners, LP signed. Rascals issued the "Shares Acquired on Execution of ELC" identified in the table when the Agreement was signed, without any other consideration. The shares identified as "Shares Put by Rascals" are those which Rascals sold to Cornell Capital Partners pursuant to the Agreement.


                             Common Shares Offered

                                Shares        Shares
                                Acquired      Put by         Shares
                                on Execuion   Rascals        Issued
Name                            of ELC        Per ELC        for Debt    Total
-------------------------------------------------------------------------------
Cornell
Capital Partners, LP             290,000        --
Newbridge Securities Corp.        19,231       N.A.               --     19,231
David Gonzalez, Esq.              12,000       N.A.               --     12,000
Stanley Chason                         -       N.A.        1,000,000  1,000,000
Mark Magnusson                         -       N.A.        1,000,000  1,000,000
Drew Magnusson                         -       N.A.          500,000    500,000
Rodmar Holdings, LLC                   -       N.A.          625,000    625,000
Marod Holdings, LLC                    -       N.A.          625,000    625,000

     Equity Line of Credit Agreement

     On October 8, 2003 Rascals signed an Equity Line of Credit Agreement with Cornell Capital Partners. Rascals issued 290,000 shares to Cornell Capital Partners on that date to compensate it for entering into the Agreement. Rascals also issued 12,000 shares to David Gonzalez, Esq., who serves as legal counsel to Cornell Capital Partners, to compensate Mr. Gonzalez for his services in connection with the preparation and implementation of the Agreement. Finally, Rascals issued 19,231 shares to Newbridge Securities Corp. to compensate it for acting as an advisor to Rascals in connection with the negotiation of the Agreement.

     The Equity Line of Credit Agreement provides that during the two years commencing on January 8, 2004 Rascals may demand that Cornell Capital Partners purchase shares of common stock from Rascals. Rascals may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that Rascals may demand from Cornell Capital Partners is $10,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by Rascals. Cornell Capital Partners is required by the Agreement to pay each amount demanded by Rascals, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Rascals outstanding shares, or
(c) the representations made by Rascals in the Agreement prove to be untrue.

     The Equity Line of Credit Agreement and related contracts require that we registering the shares for resale by the selling shareholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify the selling shareholders and some of their affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. In turn, the selling shareholders have agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     To date Rascals has sold a total of 7,955,121 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $650,000 for those shares. In addition, Cornell Capital Partners has made loans to Rascals, the remaining balance of which totals $850,000. The loans will be satisfied at a rate of $50,000 per week by Rascals issuing shares to Cornell Capital Partners under the terms of the Equity Line of Credit Agreement. The number of shares that will be issued in this way will depend on the market price of our common stock from time to time.

Other Relationships with Rascals International

     Neither Cornell Capital Partners, LP, Newbridge Securities Corp. or David Gonzalez, Esq. has had any relationship with Rascals International or its subsidiaries or affiliates within the past three years, other than the relationships created by the Equity Line of Credit Agreement.

     The relationships of the other five selling shareholders with Rascals within the past three years follow:

     Stanley Chason. In the Fall of 2002 Mr. Chason loaned $200,000 to Rascals Cherry Hill, Inc., a subsidiary of Rascals International, Inc. The loan was guaranteed by Rascals International, as well as by its other subsidiaries and its officers, Eduardo Rodriguez and Michael Margolies. When the loan went into default, Mr. Chason commenced legal action and obtained a judgment against Rascals Cherry Hill and the guarantors. The shares which Mr. Chason is offering by means of this prospectus were issued to him in partial satisfaction of that judgment debt.

     Mark Magnusson. Mr. Magnusson was an officer and director of Rascals until early in 2001. At that time he resigned and sold part of his shareholdings to Rascals in exchange for a promise of installment payments. Mr. Magnusson was also part owner of the two parcels of realty on which Rascals' West Orange and Ocean clubs were located. On December 31, 2001, Mr. Magnusson sold his interest in that real estate and some Rascals common stock to the family of Michael Margolies. Rascals was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 1,000,000 shares of common stock to him in satisfaction of that debt.

     Drew Magnusson. Mr. Magnusson was an officer and director of Rascals until early in 2000. At that time he resigned and sold part of his shareholdings to Rascals in exchange for a promise of installment payments. Rascals was in default in its agreement to pay for Mr. Magnusson's stock until December 2003 when it issued 500,000 shares of common stock to him in satisfaction of that debt.

     Rodmar Holdings, LLC and Marod Holdings, LLC. These two entities are owned by the families of Eduardo Rodriguez and Michael Margolies and are managed by Messrs. Rodriguez and Margolies. On December 31, 2001 they acquired ownership of the parcels of realty on which Rascals' clubs in West Orange and Ocean Township were located, and served as landlords of those properties until they were sold: West Orange in September 2002 (closing in June 2003) and Ocean Township in December 2003. In November 2002 they loaned $659,361 to Rascals from the proceeds of the sale of the West Orange property. In May 2003 they exchanged $500,000 of that debt (including accrued interest) for 1,000,000 shares of common stock. In December 2003 they exchanged the remainder of the debt plus unpaid rental payments for 1,250,000 shares of common stock.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     * ordinary brokers' transactions;
     * transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     * in privately negotiated transactions; or
     * to cover short sales.


     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                               LEGAL MATTERS

     The validity of the common stock which the eight shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215.

                                  EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Rosenberg Rich Baker Berman & Company P.A., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                          ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.



                       INDEX TO FINANCIAL STATEMENTS

 I.    Audited Financial Statements for the Years
       Ended December 31, 2003 and 2002
                                                      Pages
Report of Independent Auditors                         F-1

Balance Sheet                                          F-2

Statements of Operations                               F-3

Statements of Stockholders' Deficit                    F-4

Statements of Cash Flows                               F-5

Notes to Financial Statements                          F-7



                        Independent Auditors' Report

                To the Stockholders and Board of Directors of Rascals International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Rascals International, Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rascals International, Inc. and Subsidiaries as of December 31, 2003, and the consolidated results of their operations, stockholders' equity (deficit) and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming Rascals International, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 1, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Rosenberg Rich Baker Berman & Company


Bridgewater, New Jersey
April 10, 2003



                 Rascals International, Inc. and Subsidiaries
                         Consolidated Balance Sheet
                             December 31, 2003




Assets

Current Assets
 Cash (Note 1)                        $        70
 Inventory (Notes 1)                        8,938
 Prepaid consulting (Note 3)            1,078,715
                                        ---------
 Total Current Assets                   1,087,723
                                        ---------

Property and equipment, net
 (Notes 1 and 4)                           47,237

Other Assets
 Liquor licenses, net of accumulated
  amortization of $99,273 (Note 1)        151,827
 Security deposits                          2,500
 Prepaid consulting, net of current
  portion (Note 3)                        651,134
                                        ---------
 Total Other Assets                       805,461
                                        ---------
 Total Assets                           1,940,421
                                        =========

Liabilities and Stockholders' Deficit

Current Liabilities
 Accounts payable and accrued expenses  2,056,982
 Due to officer (Note 8)                   15,143
 Notes payable (Note 5)                   317,000
 Deferred income (Notes 1 and 11)          31,782
                                        ---------
 Total Current Liabilities              2,420,908
                                        ---------
Commitments and Contingencies (Note 10)

Stockholders' Deficit
 Common stock, authorized 100,000,000
  shares, $.001 par value, 10,731,731
  shares issued and outstanding
  (Notes 1, 3 and 6)                       10,732
 Additional paid-in capital             9,248,360
 Accumulated deficit                   (9,739,578)
                                        ---------
 Total Stockholders' Deficit             (480,486)
                                        ---------
 Total Liabilities and Stockholders'
  Deficit                             $ 1,940,421
                                        =========



See notes to the consolidated financial statements.



               Rascals International, Inc. and Subsidiaries
                  Consolidated Statements of Operations



                                              Year Ended December 31,
                                                 2003         2002
                                              -----------------------


Net Sales                                    $ 2,352,800   $ 4,375,194

Costs and Expenses
 Cost of sales                                   981,096     1,535,084
 Restaurant operating expenses                   958,569     1,886,013
 Rent expense - related party (Note 8)           114,477       312,000
 Depreciation and amortization (Notes 1 and 4)    12,188        54,931
                                               ---------     ---------
 Total Costs and Expenses                      2,066,330     3,788,028
                                               ---------     ---------

Gross Profit                                     286,470       587,166
                                               ---------     ---------

General and Administrative expenses
 General and administrative expenses             997,233     1,779,663
 Stock based compensation (Note 3)             3,519,043       206,867
                                               ---------     ---------
 Total General and Administrative Expenses     4,516,276     1,986,530
                                               ---------     ---------

(Loss) From Operations                        (4,229,806)   (1,399,364)
                                               ---------     ---------
Other Income (Expense)
 Interest expense                               (167,057)      (30,372)
 Other income                                      8,043        12,887
 Loss on disposal of fixed assets                (82,361)            -
                                               ---------     ---------
 Total Other (Expense)                          (241,375)      (17,485)
                                               ---------     ---------

(Loss) Before Income Tax Provision            (4,471,181)   (1,416,849)
Provision for Income Taxes (Note 1 and 9)            436           240
                                               ---------     ---------
Net Loss                                     $(4,471,617)  $(1,417,089)
                                               =========     =========

Earnings (Loss) Per Share (Note 1)
Earnings (Loss) Per Common Share             $     (1.51)  $    (27.07)
                                                ========     =========

Earnings  Per Share - Assuming Dilution      $     (1.51)  $    (27.07)
                                                ========     =========
Weighted Average Number of Common Shares
 Outstanding                                   2,953,237        52,359
                                               =========     =========


See notes to the consolidated financial statements.



                 Rascals International, Inc. and Subsidiaries
          Consolidated Statements of Stockholders' Equity (Deficit)



                                                                   Total
                         Common Stock      Additional              Stockholders'
                      -------------------  Paid-in    Accumulated  Equity
                       Shares     Amount   Capital    (Deficit)    (Deficit)
                      ----------------------------------------------------------
Balance-
 December 31, 2001   15,827,422  $ 15,827  $2,439,293 $(3,850,872)  $(1,395,752)

Issuance of Common
 Stock                1,416,700     1,417     110,033           -       111,450

Stock Issued for Loan
 Extension              186,000       186      22,134           -        22,320

Stock Issued for
 Services            11,730,000    11,730     906,342           -       918,072

Stock issued for
 conversion of debt
 and accrued interest   833,334       833     166,667           -       167,500

Stock issued for
 officer compensation   400,000       400       5,200           -         5,600

Retroactive effect of
 500:1 reverse common
 stock split        (30,332,669)  (30,332)     30,332           -             -

Net Loss                      -         -           -  (1,417,089)   (1,417,089)
                     ----------------------------------------------------------
Balance -
 December 31, 2002       60,787  $     61  $3,680,001 $(5,267,961)  $(1,587,899)

Issuance of Common
 Stock                  120,000  $    120  $   59,880 $         -   $    60,000

Stock Issued for
 Services             3,279,444     3,279   2,964,501           -     2,967,780

Stock issued for
 conversion of debt
 and accrued interest 4,780,000     4,780     901,732           -       906,512

Stock issued for
 officer compensation 2,491,500     2,492   1,642,246           -     1,644,738

Net Loss                      -         -           -  (4,471,617)   (4,471,617)
                      ---------------------------------------------------------
Balance -
 December 31, 2003   10,731,731   $10,732  $9,248,360 $(9,739,578)  $  (480,486)
                      =========================================================


See notes to consolidated financial statements.



                 Rascals International, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows



                                                Year Ended December 31,
                                                 2003            2002
                                               -------------------------
Cash Flows From Operating Activities
 Net Loss                                      $(4,471,617)  $(1,417,089)
 Adjustments to Reconcile Net Loss to
  Net Cash Used by Operating Activities
  Depreciation and amortization                     18,466        62,109
  Stock issued for services                      2,539,939       278,292
  Amortization of deferred compensation            979,104       206,867
  Loss on sale of assets                            82,361             -
  Decreases (Increases) in Assets
   Deferred charges                                221,327      (221,327)
   Prepaid expenses                                 10,021        42,289
   Inventory                                        35,321         9,557
   Security deposits                                 7,843           743
  Increases (Decreases) in Liabilities
   Accounts payable and accrued expenses           445,659       317,021
   Deferred income and credits                      (4,842)      (33,661)
                                                 ---------     ---------
  Net Cash Used by Operating Activities           (136,418)     (755,199)
                                                 ---------     ---------

Cash Flows From Investing Activities
 Purchase of property and equipment                 (4,526)      (40,845)
                                                 ---------     ---------
  Net Cash Used by Investing Activities             (4,526)      (40,845)
                                                 ---------     ---------
Cash Flows From Financing Activities
 Repayment of notes payable                         (2,000)      (51,310)
 Repayment on officer loans                        (38,700)            -
 Proceeds from common stock issued                  60 000       111,450
 Proceeds from related party                        90,639       659,361
 Proceeds from officer                                   -        53,843
                                                 ---------     ---------
  Net Cash Provided by Financing Activities        109,939       773,344
                                                 ---------     ---------

Net (Decrease) in Cash and Equivalents             (31,005)      (22,700)

Cash and Equivalents at Beginning of Period         31,075        53,775
                                                 ---------     ---------
Cash and Equivalents at End of Period          $        70   $    31,075
                                                 =========     =========



See notes to consolidated financial statements.


                Rascals International, Inc. and Subsidiaries
                   Consolidated Statements of Cash Flows



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:
 Interest                                      $   15,357    $         -
 Income taxes                                  $      430    $       480



SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2003, the Company converted a related party debt of $890,459 into common stock.

During the year ended December 31, 2003, the Company converted $16,053 of accrued expenses into common stock.

During the year ended December 31, 2003, the Company issued $2,434,705 for prepaid consulting services.

During the year ended December 31, 2002, the Company converted notes payable of $150,000 as well as accrued interest of $17,500 into common stock.




See notes to consolidated financial statements.


                  Rascals International, Inc. and Subsidiaries
                 Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (NOTE 1)

     Basis of Presentation and Business

     Rascals International, Inc. was organized as a Delaware corporation in 1992. It is currently engaged in the business of operating comedy clubs in the State of New Jersey. Each club is owned and operated by one of three subsidiaries of Rascals International, Inc.: Rascals Stage Door Grill, Inc., D.E.M., Inc. and Rascals Cherry Hill, Inc. The club operating under
D.E.M., Inc. was closed in 2003.

     These financial statements are presented on a consolidated basis and include the results of operations of the parent corporation, Rascals International, Inc., the three subsidiaries aforementioned, and Rascals Kendall, Inc., a 75%-owned subsidiary which owned and operated a now-closed club in Kendall, Florida.

     The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the consolidated financial statements, the Company has incurred recurring net losses from operations, an accumulated deficit, and recurring negative cash flows from operations. These factors all raise substantial doubt about the ability of the Company to continue as a going concern.

     Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

     Cash and Cash Equivalents

     Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 2003, the Company had no cash equivalents.

     Inventories

     Inventories consist of food, beverages and supplies. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

     Property and Equipment, Depreciation and Amortization

     Property and equipment is presented at cost. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the assets: 5-15 years for Machinery and Equipment and Furniture and Fixtures. Amortization of leasehold improvements is computed utilizing the straight-line method over the lesser of the remaining lease term or the useful life of the leasehold.

     Liquor Licenses

     The liquor licenses are amortized over their useful lives of 40 years utilizing the straight-line method. Amortization expense was $6,278 for the years ended December 31, 2003 and 2002, respectively.

     Advertising

     The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2003 and 2002 were $53,739 and $82,277, respectively.

     Concentrations

     The Company maintains cash balances at financial institutions in New Jersey. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

     All cash balances were fully insured at December 31, 2003.


               Rascals International, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Earnings (Loss) Per Share

     Earnings (Loss) per common share represents the amount of earnings
(loss) for the period available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share reflects the amount of earnings (loss) for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings (loss) per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings
(loss) per share.

     Potential future dilutive securities include 2,200 shares issuable under outstanding warrants as of December 31, 2003.

     Income Taxes

     The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws expected to be in effect when the differences are expected to reverse. Valuation allowances are provided against deferred tax assets for which it is "more likely than not" the assets will not be realized.

     Revenue Recognition

     Revenue from restaurants are recognized when services are provided. Revenues from the comedy clubs are recognized when the show is performed. The Company is paid by cash or credit card when services are provided, therefore, there are no accounts receivable or allowance for doubtful accounts at the date of these financial statements.

DEFERRED CHARGE (NOTE 2)

     In August 2002, the Company entered into an agreement for their location in Cherry Hill, New Jersey. As part of the agreement the Company was responsible for renovating the existing club. The agreement calls for the owners of the club to reimburse the Company, for their "investment cost" at 10% of monthly beverage revenues generated in the showroom during scheduled shows. The agreement is for five years. This deferred charge is being amortized over the five year period and will be decreased by reimbursement. The collections are being held by the hotel, as Company never fully paid the contractors for the renovation. In 2003, the entire deferred charge was reserved to $0.

PREPAID CONSULTING (NOTE 3)

     Prepaid consulting expenses are recorded in connection with common stock issued to consultants for services that extend into the future and are amortized over the period of the agreement, ranging from one to four years.



                Rascals International, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements


PROPERTY AND EQUIPMENT (NOTE 4)

     A summary of property and equipment is as follows:


             Machinery and Equipment        $   98,539
             Leasehold Improvements             60,278
             Furniture and Fixtures             78,662
                                               -------
             Total                             237,479

             Less:  Accumulated Depreciation   190,242
                                               -------
                                            $   47,237
                                               =======

     Depreciation expense was $12,188 and $54,931 for the years ended December 31, 2003 and 2002, respectively.

NOTES PAYABLE (NOTE 5)

 Note payable, at 16% interest per annum, secured by
 liquor licence on the West Orange, NJ club.  The
 Note is in litigation. Subsequent to December 31,
 2003, the liquor license on the West Orange, NJ Club
 was sold for $68,000.  These proceeds were used to
 reduce this note.                                          $ 119,000

 Note payable, at 18% interest.  This note is currently
 in default. In December of 2003, the Company and the
 creditor reached an agreement, whereby, the Company
 issued 1,000,000 common shares to  the creditor.  Any
 proceeds the creditor receives from the sale of the
 shares will be applied against the debt.  As of December
 31, 2003 the creditor did not sell any of these shares.      198,000
                                                             --------
                 Total                                        317,000

                 Less: current maturities                     317,000
                                                             --------
                 Notes Payable, net of Current Maturities    $      -
                                                             ========
EQUITY LINE OF CREDIT (NOTE 6)

     On October 8, 2003 the Company signed an Equity Line of Credit Agreement with Cornell Capital Partners, LP. The Equity Line of Credit Agreement provides that during the two years commencing January 8, 2004 the Company may demand that Cornell Capital Partners purchase shares of common stock from the Company. The Company may make a demand no more than once every seven trading days. The maximum purchase price on each demand is $150,000. The aggregate maximum that the Company may demand from Cornell Capital Partners is $10,000,000. The number of shares that Cornell Capital Partners will purchase after a demand will be determined by dividing the dollar amount demanded by a per share price. The per share price used will be 98% of the lowest daily volume-weighted average price during the five trading days that follow the date a demand is made by the Company. Cornell Capital Partners is required by the Agreement to pay each amount demanded by the Company, unless (a) there is no prospectus available for Cornell Capital Partners to use in reselling the shares, (b) the purchase would result in Cornell Capital Partners owning over 9.9% of Rascals outstanding shares, or (c) the representations made by the Company in the Agreement prove to be untrue.


             Rascals International, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements


CONVERSION OF DUE TO RELATED PARTIES (NOTE 7)

     During the year ended December 31, 2003, payable due to related parties in the amount of $890,459 were converted into 2,280,000 shares of the Company's common stock.

TRANSACTIONS WITH RELATED PARTIES (NOTE 8)

     Facilities Rental

     The companies lease their facilities from two entities owned by the families of the Company's executive officers. Total rent expense to the entities during the years ended December 31, 2003 and 2002 was $114,477 and $312,000, respectively.

     Due to Officer

     The Company has an amount due to officer for $15,643. The note is non-interest bearing and has no repayment terms.

INCOME TAXES (NOTE 9)

     Provision for income taxes consist of the following:

                                             December 31,
                                           2003       2002
                                         -------------------

     Currently Payable
      Federal                            $     -      $     -
      State                                  436          240
                                            ----         ----
      Total                              $   436      $   240
                                            ====         ====

     The components of the Company's deferred tax asset is as follows:


      Federal and State Net Operating Losses   $ 5,072,000
      Deferred Items                                34,000
                                                 ---------
      Totals                                     5,106,000

      Less:  Valuation Allowance                (5,106,000)
                                                 ---------
      Net Deferred Tax Asset                   $         -
                                                 =========

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $12,664,000 of which approximately $2,100,000 expires in 2009, $300,000 in 2010, $700,000 in 2011, $300,000 in 2012, $1,000,000 in
2018, $1,200,000 in 2019, $1,580,000 in 2020 $354,000 in 2021 $1,224,000 in
2022 and $3,906,000 in 2023. Certain of the net operating losses arose prior to various subsidiaries joining the consolidated group and are therefore limited in there usage only against profits of that particular subsidiary.
In addition, a change in ownership has occurred with respect to approximately $4,000,000 of the net operating losses and their usage will be severely restricted under the net operating loss limitations provided in section 383 of the Internal Revenue Code.



                Rascals International, Inc. and Subsidiaries
                Notes to the Consolidated Financial Statements

INCOME TAXES (NOTE 9), Continued

     Due to the uncertainty of profitable operations, and the restrictions and limitations on the usage of the Company's net operating losses, a valuation allowance for the full amount of the deferred tax asset has been recorded.
At December 31, 2003, the valuation allowance increased $1,500,000 over the preceding period.

     A reconciliation of the federal statutory tax amount to the Company's actual tax amount for the year ended December 31, 2003 and 2002 is as follows:


                                                  December 31,
                                                2003        2002
                                              --------------------

     Statutory (Benefit)                     $ 1,500,000  $ 457,000
     Loss for Which No Benefit was Received   (1,470,000)  (433,000)
     Non Deductible Expenses                     (30,000)   (24,000)
     Effective Rate                          $         -  $       -


COMMITMENTS (NOTE 10)

     Leases

     The Company entered into a lease in October 2002 for office space in New Jersey under an operating lease through December 31, 2005. This lease was terminated in 2003, and the Company is currently in negotiations with the former landlord.

     Total non-related party rent expense was $32,867 and $3,941 for the years ended December 31, 2003 and 2002, respectively.

     Financial Consulting Agreements

     In 1999, the Company entered into a five year agreement with a consultant to act as a finder for equity and/or debt financing on the Company's behalf. Terms of the agreement provide the consultant with the following fee schedule:

        5% of the first $1,000,000
        4% of the consideration between $1,000,001 and $2,000,000
        3% of the consideration between $2,000,001 and $3,000,000
        2% of the consideration between $3,000,001 and $4,000,000
        1% of such consideration in excess of $4,000,000

     In addition, the Company issued 100 warrants to purchase the Company's common stock at $1,000 per share and 100 warrants to purchase the Company's common stock at $750 per share for a total fair value of $77,954. The warrants are issued for a 5 year period and vest immediately. The Company recorded amortization of $19,491 and $15,590 in the statement of operations for the years ended December 31, 2003 and 2002, respectively.



               Rascals International, Inc. and Subsidiaries
               Notes to the Consolidated Financial Statements


DEFERRED INCOME AND CREDITS (NOTE 11)

     The Company sells comedy tickets in advance for certain performances as well as gift certificates. The deferred income recorded by the Company for prepaid tickets and gift certificates was $31,782 at December 31, 2003.

FAIR VALUE OF FINANCIAL INSTRUMENTS (NOTE 12)

     The carrying amount of cash, inventory, prepaid expenses, accounts payable and deferred income and credits approximates fair value because of the short maturity of these instruments. The fair value of the Company's capital lease obligations approximates its carrying value and is based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

LIMITATIONS (NOTE 13)

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

OPTIONS AND WARRANTS (NOTE 14)

     Effective December 21, 2001, the Company adopted the 2001 Stock and
Stock Option Plan. During 2002 the Company adopted the 2002 Stock and Stock Option Plan and the 2002 Equity Incentive Plan. The terms of the Plans are substantially identical. Under the Plans the Board of Directors is authorized to grant up to 28,000 shares of common stock to employees, directors or consultants. The grants could be made in the form of outright grants of stock, grants of restricted stock, grants of qualified or non-qualified options or grants of performance shares. Through December 31, 2002 a total of 21,620 shares had been granted under the Plans, all in the form of stock grants. No options have been granted under the Plans.

     A summary of the status of the Company's warrants as of December 31, 2003 and changes during the year then ended is presented below:

                                                         Weighted
                                                         Average
                                                         Exercise
                                             Shares      Price
                                           ------------------------

Outstanding at beginning of year              2,200     $     193
Granted                                           -             -
Exercised                                         -             -
Expired                                           -             -
                                             ------        ------
Outstanding at end of year                    2,200     $     193
                                             ======        ======



               Rascals International, Inc. and Subsidiaries
              Notes to the Consolidated Financial Statements

RESTRICTED STOCK GRANT (NOTE 15)

      On August 5, 2003, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 2,000,000 shares of Common Stock were reserved, in August 2003 the restricted shares were issued.

      The shares issued under the Program are subject to the following restrictions:

      1. After 2003 and each of the following four fiscal years (2004 through 2007) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:

                2003 - $ 1,000,000
                2004 - $ 1,500,000
                2005 - $ 2,000,000
                2006 - $ 2,500,000
                2007 - $ 3,000,000

      2. All shares held by a Grantee shall be forfeited if his employment by Rascals and his membership on the Board terminates prior to the date the restrictions lapse.

     On March 18, 2002, Rascals' Board of Directors adopted a Restricted Stock Grant Program (the "Program") pursuant to which 17,500 shares of Common Stock were reserved. In April 2002 the restricted shares were issued. In September 2002 17,000 of the restricted shares granted in April 2002 were surrendered and returned to Rascals.

     The shares issued under the Program are subject to the following restrictions:

     1. After 2002 and each of the following four fiscal years (2003 through 2006) one-fifth of the shares granted (the "At-Risk Shares") will be forfeited if Rascals' revenue during the year does not exceed the following thresholds:

        2002 - $ 3,500,000
        2003 - $ 4,500,000
        2004 - $ 5,500,000
        2005 - $ 6,500,000
        2006 - $ 7,500,000

     2. All shares held by a Grantee shall be forfeited if his employment by Rascals and his membership on the Board terminates prior to the date the restrictions lapse.


NEW ACCOUNTING PRONOUNCEMENTS (NOTE 16)

     Standards Implemented

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.

     This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate inconsistencies between the required accounting for sales-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions. Also, this statement amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Provisions of SFAS No. 145 related to the rescissions of SFAS No. 4 were effective for the Company on November 1, 2002 and provisions affecting SFAS No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a significant impact on the Company's results of operations or financial position.

     In June 2003, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement covers restructuring type activities beginning with plans initiated after December
31, 2002. Activities covered by this standard that are entered into after that date will be recorded in accordance with provisions of SFAS No. 146.
The adoption of SFAS No. 146 did not have a significant impact on the Company's results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which provides alternative methods of transition for a voluntary change to fair value based method of accounting for stock-based employee compensation as prescribed in SFAS 123, Accounting for Stock-Based Compensation. Additionally, SFAS No. 148 required more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The provisions of this Statement are effective for fiscal years ending after December 15, 2002. The adoption of this statement did not have a significant impact on the Company's results of operations of financial position.


                 Rascals International, Inc. and Subsidiaries
                Notes to the Consolidated Financial Statements


NEW ACCOUNTING PRONOUNCEMENTS (NOTE 16), Continued

     In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

     In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement is did not have a significant impact on the Company's results of operations or financial position.

     In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantees and elaborates on existing disclosure requirements related to guarantees and warranties. The recognition requirements are effective for guarantees issued or modified after December 31, 2002 for initial recognition and initial measurement provisions. The adoption of FIN 45 did not have a significant impact on the Company's results of operations or financial position.

     In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company' results of operations or financial position.

SUBSEQUENT EVENTS (NOTE 17)

     In January 2004, the Company entered into an informal arrangement with the owners of a chain of dance clubs ("the owners"), whereby the Company is contributing funds to a joint venture, which is using the funds to develop "mega-entertainment complexes", each consisting of a Rascals Comedy Club and a dance club. Subsequent to December 31, 2003, the Company has contributed $850,000 to the project. The informal agreement with the owners calls for our "mega-entertainment complexes" to be built. The
Company will own one-third of the equity in these complexes if it contributes at least $2.9 million to the project.

      Subsequent to December 31, 2003, the Company has sold a total of 7,955,121 shares to Cornell Capital Partners pursuant to the terms of the Equity Line of Credit Agreement, and received $650,000 for those shares. In addition, Cornell Capital Partners has made loans to the Company, the remaining balance of which totals $825,000. The loans will be satisfied at a rate of $50,000 per week by the Company issuing shares to Cornell Capital Partners under the terms of the Equity Line of Credit Agreement. The number of shares that will be issued in this way will depend on the market price of the Company's common stock from time to time.

     From the funds provided by Cornell Capital Partners, Rascals has advanced $825,000 to JHF Properties to fund the development of the four "mega-entertainment complexes" that the Company is developing jointly with JHF Properties.



            Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Rascals' By-laws provide that Rascals will indemnify our directors and officers against liabilities arising from their service as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Rascals pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Rascals of expenses incurred or paid by a Director, officer or controlling person of Rascals in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Rascals will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Rascals expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Rascals will pay all of these expenses; the selling shareholders will pay none of them.

      Filing Fee..................... $     897
      Accounting fees................     2,000
      Transfer Agent ................       500
      Legal fees.....................     7,000
               Printing expenses.....       300
                                         ------
                TOTAL...............    $10,697
                                         ======


Item 26.  Recent Sales of Unregistered Securities.

      In January 2001 Rascals issued 150 shares of common stock to Robert H. Jaffe Associates. The securities were issued in consideration for services valued at $7,050. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In June 2001 Rascals issued 3,000 shares of common stock to Mark Magnusson. The securities were issued in consideration for cancellation of a contract valued at $1,500. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

      In June 2001 Rascals issued 100 shares of common stock to Andrew Freundlich. The securities were issued in consideration for a loan extension valued at $10,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

      In January 2002 Rascals issued 3,000 shares of common stock to Michael Margolies. The securities were issued in consideration for services valued at the market price of the shares on the date of issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

      In January 2002 Rascals issued 1,000 shares of common stock to The
Siriani-Jersey Trust.    The securities were issued in consideration for
satisfaction of a $50,000 promissory note and $25,000 in cash. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In March 2002 Rascals issued 1,000 shares of common stock and common
stock purchase warrants to Sage Capital Investments Limited.   The securities
were issued in consideration for satisfaction of a $100,000 debenture. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In April 2002 Rascals issued a total of 17,500 shares of common stock to Messrs. Eduardo Rodriguez, Michael Margolies and Gary Marks. The securities were issued in consideration for services valued at the market price of the shares on the date of issuance. The sale was exempt pursuant to
Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Rascals and who were acquiring the shares for their own accounts. There were no underwriters.

      In October 2002 Rascals issued 2,000 shares of common stock to Andrew Freundlich. The securities were issued in consideration for a loan extension. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Rascals issued 1,213 shares of common stock to Michael Margolies. The securities were issued in consideration for services valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Rascals issued 30,000 shares of common stock to Marod Holdings LLC and Rodmar Holdings, LLC. The securities were issued in consideration for a loan. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

      In May 2003 Rascals issued 1,000,000 shares of common stock to Rodmar Holdings LLC. The securities were issued in consideration for satisfaction of $500,000 due on a promissory note. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In June 2003 Rascals issued 275,000 shares of common stock to iCapital
Finance Inc. and Basic Investors Inc.   The securities were issued in
consideration for services valued at the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

      In June 2003 Rascals issued 7,500 shares of common stock to National Financial Comm. Corp. The securities were issued in satisfaction of a $10,000 obligation. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In October 2003 Rascals issued 120,000 shares of common stock to Live Oak Capital LLC. The securities were issued in consideration for services valued at the market value of the shares on the date they were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In December 2003 Rascals issued 1,000,000 shares of common stock to Stanley Chason. The securities were issued in partial satisfaction of a $265,000 obligation. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and was acquiring the shares for his own account. There were no underwriters.

      In December 2003 Rascals issued a total of 1,500,000 shares of common stock to Mark Magnusson and Drew Magnusson. The securities were issued in satisfaction of an obligation of approximately $155,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Rascals and were acquiring the shares for their own accounts. There were no underwriters.

      In December 2003 Rascals issued a total of 1,250,000 shares of common stock to Rodmar Holdings LLC and Marod Holdings LLC. The securities were issued in satisfaction of an obligation of approximately $300,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to entities whose executives had access to detailed information about Rascals and which were acquiring the shares for their own accounts. There were no underwriters.

      From January 2004 through April 2004 Rascals sold a total of 7,955,121 shares of common stock to Cornell Capital Partners, LP. The shares were sold for $650,000 cash. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to an entity whose executives had access to detailed information about Rascals and which was acquiring the shares for its own account. There were no underwriters.

      In May 2004 Rascals sold 2,542,373 shares of common stock to Jeff D. Halverson. The shares were sold for $50,000 cash. The sale was exempt pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder since the sale was not made in a public offering and was made to an individual who had access to detailed information about Rascals and who was acquiring the shares for his own accounts. There were no underwriters.



Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a    Articles of Incorporation, as amended on May 6, 1993 and August 9,
       1999. (1)

3-a(1) Certificate of Amendment to Articles of Incorporation dated March 17,
       2003 - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2003 and incorporated herein by reference.

3-b    By-laws. (1)

5      Opinion of Robert Brantl, Esq. - previously filed.

10-a Lease Agreement dated January 1, 1999 for premises at 1500 Highway #35, Ocean, New Jersey. (1)

10-b Affiliation Agreement dated December 31, 2001 among Rascals International, Inc., Edward Rodriguez and Michael Margolies. (2)

10-c   Employment Agreement - Michael Margolies dated January 1, 2002. (2)

10-d   Employment Agreement - Eduardo Rodriguez dated January 1, 2002. (2)

10-e Restricted Stock Grant Program - filed as an exhibit to the Current Report on Form 8-K dated August 5, 2003 and incorporated herein by reference.

10-f Equity Line of Credit Agreement with Cornell Capital Partners dated October 8, 2003 - previously filed.

21     Subsidiaries -   Rascals Comedy Club Stage Door Grill, Inc.
                        D.E.M. Amusements, Inc.
                        Rascals Cherry Hill, Inc.

23-a. Consent of Rosenberg Rich Baker Berman & Company, P.A.

23-b  Consent of Robert Brantl, Esq. is contained in his opinion.
_____________________________

(1) Filed as an exhibit to the Company's Registration Statement on Form 10-KSB and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated December 31, 2001 and incorporated herein by reference.


Item 28.  Undertakings

    See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

    The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.




                                  SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, Rascals International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the Town of West Orange and the State of New Jersey on the 10th day of May, 2004.

                       RASCALS INTERNATIONAL, INC.


                       By:/s/Eduardo Rodriguez
                       ------------------------------
                       Eduardo Rodriguez, Chairman


          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on May 10, 2004.



/s/Eduardo Rodriguez
----------------------------
Eduardo Rodriguez
President (Chief Executive Officer, Chief Financial
Officer, Chief Accounting Officer), Director




----------------------------
Gary Marks, Director


/s/Michael Margolies
-----------------------
Michael Margolies, Director



                               INDEX TO EXHIBITS


3-a    Articles of Incorporation, as amended on May 6, 1993 and August 9,
       1999. (1)

3-a(1) Certificate of Amendment to Articles of Incorporation dated March 17,
       2003 - filed as an exhibit to the Quarterly Report on Form 10-QSB for the period ended March 31, 2003 and incorporated herein by reference.

3-b    By-laws. (1)

5      Opinion of Robert Brantl, Esq. - previously filed.

10-a Lease Agreement dated January 1, 1999 for premises at 1500 Highway #35, Ocean, New Jersey. (1)

10-b Affiliation Agreement dated December 31, 2001 among Rascals International, Inc., Edward Rodriguez and Michael Margolies. (2)

10-c   Employment Agreement - Michael Margolies dated January 1, 2002. (2)

10-d   Employment Agreement - Eduardo Rodriguez dated January 1, 2002. (2)

10-e Restricted Stock Grant Program - filed as an exhibit to the Current Report on Form 8-K dated August 5, 2003 and incorporated herein by reference.

10-f Equity Line of Credit Agreement with Cornell Capital Partners dated October 8, 2003 - previously filed.

21     Subsidiaries -   Rascals Comedy Club Stage Door Grill, Inc.
                        D.E.M. Amusements, Inc.
                        Rascals Cherry Hill, Inc.

23-a.  Consent of Rosenberg Rich Baker Berman & Company, P.A.

23-b   Consent of Robert Brantl, Esq. is contained in his opinion.
_____________________________

(1) Filed as an exhibit to the Company's Registration Statement on Form 10-KSB and incorporated herein by reference.
(2) Filed as an exhibit to the Company's Current Report on Form 8-K dated December 31, 2001 and incorporated herein by reference.

                      *       *       *       *       *

                               EXHIBIT 23-a

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 of our report dated April 10, 2004 with respect to the financial statements of Rascals International, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002.

                              /s/ Rosenberg Rich Baker Berman & Company
                              ------------------------------------------
                              Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
May 10, 2004